Exhibit 10.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (the “Agreement”) made and entered into effective as of May 31, 2006 (the “Effective Date”), among Pride International, Inc. (the “Company”) and John R. Blocker, Jr. (the “Executive”);
W I T N E S S E T H:
     WHEREAS, the Executive and the Company are parties to that certain Employment/Non-Competition/Confidentiality Agreement effective as of October 15, 1998, and as amended effective August 12, 2004 and January 19, 2005 (the “Employment Agreement”); and
     WHEREAS, the Executive has requested to retire from employment with the Company and its subsidiaries; and
     WHEREAS, as of the Effective Date, the Executive will resign any and all director or officer (or equivalent) positions he holds with the Company and any of its subsidiaries; and
     WHEREAS, the parties mutually desire to arrange for the Executive’s retirement from employment with the Company and its subsidiaries at a future date under certain terms herein set forth; and
     WHEREAS, the parties desire to set forth the duties and responsibilities of the Executive’s continued employment with the Company prior to the date of the Executive’s retirement; and
     WHEREAS, in consideration of the mutual promises contained herein, the Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and
     WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment Duties Prior to the Retirement Date. Effective as of the Effective Date, the Executive hereby resigns any and all director or officer (or equivalent) positions he holds with the Company and any of its subsidiaries. The Executive agrees to take any and all further acts necessary to accomplish these resignations. From the Effective Date until the Retirement Date (as defined below) (the “Employment Period”), the Executive shall continue to serve as a full-time employee of the Company subject to the terms of this Agreement. For purposes of this Agreement, “Retirement Date” means (i) the date, as determined by the Audit Committee of the Board of Directors or the full Board of Directors of the Company (either, the “Committee”) in its sole discretion, of “the Completion” of the internal investigation and audit conducted with respect to the issues disclosed in the Company’s Current Report filed on March 14, 2006 on Form 8-K with the Securities and Exchange Commission and with respect to any other matters arising out of or discovered in the course of the investigation of those issues (the “Audit”) or (ii) such earlier date as determined by the Committee in its sole discretion. The Completion means that date which is within thirty (30) days of the first receipt by the Company, through its officers, directors or employees, of the final report of Willkie Farr & Gallagher LLP or Porter & Hedges LLP regarding the Audit.
     A. Duties During the Employment Period. During the Employment Period, the Executive shall (i) cooperate in all respects in good faith with the Company and its subsidiaries, including but not limited to cooperation with the Board of Directors, officers, counsel, regulators and auditors, with respect to all investigations regarding the Audit, and (ii) continue to make himself available for consultation and to answer questions relating to the business of the Company and its affiliates. From and after the Effective Date, the Executive shall have no additional duties, responsibility or authority.
     B. Compensation During the Employment Period. During the Employment Period, the Company shall continue to provide the Executive with the same compensation and benefits provided to the Executive immediately prior to the Effective Date, and the Company shall pay to the Executive, on March 15, 2007, the pro-rata portion of his target annual bonus for the period from January 1, 2006 through June 1, 2006, which the parties agree equals $118,750.00; provided, however, that after the Effective Date the Executive shall not be eligible for grants or payments of annual bonus or other short-term incentive awards except as provided above in this Section 1.B, and the Executive shall not be eligible for grants of long-term incentive awards.
     2. Retirement from Employment and Officer Positions. Effective as of the Retirement Date, the Executive hereby irrevocably agrees to retire from employment with the Company and its subsidiaries. The Executive agrees to take any and all further acts necessary to accomplish his retirement from employment as contemplated by this Section 2.
     3. Conditions to Company Obligations.
     A. Eligibility for Benefits. As of the Retirement Date, if the Committee, in its sole discretion, determines that “Cause” (as defined below) does not exist to terminate the Executive, the Executive shall be eligible to receive the compensation and benefits described in Section 4.
     B. Ineligibility for Benefits. As of the Retirement Date, if the Committee, in its sole discretion, determines that there is Cause to terminate the Executive, the Executive shall not be eligible to receive any of the compensation or benefits described below in Section 4 or under the Employment Agreement or the Company’s Supplemental Executive Retirement Plan (the “SERP”) and the Executive will be treated as having a termination for Cause as of the Retirement Date for purposes of exercisability of outstanding option awards and vesting of restricted stock. The Executive will retain other benefits upon termination as described in Section 5 hereof. If a final judgment is entered finding that Cause did not exist for termination, or the Executive and the Company agree, the Company will pay all benefits to the Executive to which he would have been entitled under Section 4 hereof had the termination not been for Cause, plus interest on all amounts withheld from the Executive at the rate specified in Article 5069-1.05, V.A.T.S.
     C. Cause. For purposes of this Agreement, “Cause” shall mean (i) the failure of the Executive to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not substantially performed his duties, (ii) misconduct materially and demonstrably injurious to the Company, (iii) violation of any Company policy applicable at the time of the events, acts or omissions at issue, or (iv) failure to comply with any of the provisions of Section 7 of this Agreement.
     4. Enhanced Retirement Benefits. The Executive shall have until 21 calendar days after the Retirement Date to consider whether to sign and return the Waiver and Release attached hereto as Attachment A to the Company by first class mail or by hand delivery. In consideration for the Executive’s execution of and compliance with this Agreement, and subject to the conditions set forth herein, the Company shall provide the consideration set forth below in this Section 4. This consideration is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release, which must be executed during the period beginning on the Retirement Date and ending on the date that is 21 calendar days after the Retirement Date.
     A. Supplemental Executive Retirement Plan. The Company shall pay $258,400.00 annually, less applicable withholding, to the Executive in the form of monthly installments for his lifetime and upon his death $129,200 annually for the lifetime of his spouse as of the Effective Date (“Spouse”), if she survives him, payable in monthly installments, which payments the Executive acknowledges are in full satisfaction of the Executive’s interest in the SERP. The monthly payments provided under this Section 4.A shall commence in the calendar month that begins six (6) full calendar months after the Retirement Date. Monthly payments to which the Executive would have been entitled during the six (6) months immediately following the Retirement Date (the “Delay Period”) had payments commenced following the Retirement Date shall be accumulated during the Delay Period, and shall be paid at the same time as the first monthly payment to the Executive under this Section 4.A.
     B. Medical and Dental Coverage. As of the Retirement Date, the Executive shall be deemed to have satisfied the eligibility requirements to be a qualifying retiree for retiree medical and dental benefits. For this purpose, and regardless whether at such time the Company makes retiree medical and dental coverage available to employees generally, retiree medical and dental coverage shall be provided until the Executive’s death, shall extend to his eligible dependents, including his Spouse, who were covered under the Company’s group health plan as of the Effective Date (“Eligible Dependents”), and shall be at least as favorable as the group medical and dental coverage offered to employees of the Company who serve in an executive capacity; provided, however, that coverage shall (i) be suspended during any period the Executive is eligible for and covered by other group medical coverage provided by another employer, (ii) at such time as the Executive or the Executive’s Spouse, as applicable, becomes eligible for and covered by Medicare, be converted to Medicare Supplement coverage (providing coverage for deductibles and coinsurance in excess of coverage under Medicare Part A and B or any successor to such parts), and (iii) terminate with respect to Eligible Dependents, other than the Spouse, at such time as the Eligible Dependents are no longer eligible for coverage under the terms of the group medical plan maintained for active executives of the Company. The Executive shall be responsible for the payment of the applicable premiums for the cost of coverage at the same rate paid by active employees of the Company who serve in an executive capacity.
     C. Stock Options and Restricted Stock. As of the Retirement Date, any stock options and restricted stock which are not vested shall immediately vest, and all stock options shall remain exercisable for their original term as if the Executive was still employed by the Company.
     5. Other Benefits. The Executive’s benefits under the Company’s 401(k) Retirement and Savings Plan, 401(k) Restoration Plan and Employee Stock Purchase Plan shall be determined and paid in accordance with the terms of such plans.
     6. Release of Claims by the Executive. In exchange for the consideration offered to the Executive under this Agreement, which the Executive acknowledges provides consideration to which the Executive would not otherwise have an undisputed right to receive, the Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of the their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Executive and/or any Releasee, including, without limitation, the superseded Employment Agreement and SERP, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Executive’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of the Executive and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, (2) any rights of defense or indemnification which would be otherwise afforded to the Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of the Executive to benefits accrued under any Company 401(k) Retirement and Savings Plan, 401(k) Restoration Plan or Employee Stock Purchase Plan, (4) any rights under this Retirement Agreement, and (5) such rights or claims as may arise after the date of this Agreement.
     7. Restrictive Covenants. The Executive recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present customers and protecting the business of the Company.
     A. Non-Disparagement. The Executive agrees to refrain from any criticisms or disparaging comments about the Company or any of its affiliates (including any current or former officer, director or employee of the Company) and the Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement agency so long as the Executive provides prior notice to the Company thereof, and the Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.
     B. Confidentiality. The Executive acknowledges that his employment with the Company has provided him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company. Accordingly, the Executive will not at any time directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company. While engaged as an employee of the Company, the Executive may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of the Executive’s duties as an employee of the Company, and the Executive may not make any use of any information of the Company after he is no longer an employee of the Company. The Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Notwithstanding the foregoing, however, the confidentiality provisions hereof shall not apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement agency so long as the Executive provides prior notice to the Company thereof, and the Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law The Executive agrees that as of the Effective Date he will return his Company-provided blackberry, laptop computer, keys, and all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by the Executive, which contain any information relating to the Company’s business, and the Executive agrees that he will neither make nor retain any copies of such materials after the Effective Date, except to the extent approved by the Committee; provided, however, that the Executive may make a copy of the file labeled “JRB Info” on his desktop, which the Executive represents contains solely personal information, and his Outlook contacts and calendar.
     C. Non-Competition and Non-Solicitation. The non-competition and non-solicitation provisions and covenants contained in the Employment Agreement shall remain in full force and effect and are restated in this Section 7.C. The Executive acknowledges that his employment with the Company has in the past and will, of necessity, provide him with specialized knowledge which, if used in competition with the Company could cause serious harm to the Company. Accordingly, the Executive agrees that during his employment with the Company and for a period of two (2) years after he is no longer employed by the Company the Executive will not, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one percent (1%) of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee or otherwise:
     1. work for, become an employee of, invest in, provide consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold by the Company and with regard to which the Executive was engaged, or over which the Executive had direct or indirect supervision or control, within one (1) year preceding the Retirement Date, in any area where the Company provided, produced, leased or sold such products or services at any time during the one (1) year preceding such Retirement Date; or

     2. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within one (1) year preceding the Retirement Date, to or from any person, firm or entity which was a customer for such products or services of the Company during the one (1) year preceding the Retirement Date from whom the Company had solicited business during such one (1) year; or
     3. solicit, aid, counsel or encourage any officer, director, employee or other individual to (i) leave his or her employment or position with the Company or (ii) compete with the business of the Company, or (iii) violate the terms of any employment, non-competition or similar agreement with the Company; or
     4. employ, directly or indirectly; permit the employment of; contract for services or work to be performed by; or otherwise, use, utilize or benefit from the services of any officer, director, employee or any other individual holding a position with the Company within two (2) years after the Retirement Date of employment of the Executive with the Company or within two (2) years after such officer, director, employee or individual terminated employment with the Company, whichever occurs earlier.
Notwithstanding any provision to the contrary, the covenants contained in this Section 7.C (i) shall not apply to the operation of land rigs in the United States, and (ii) shall cease to apply to either the Company’s Latin America Land segment or E & P Services segment (each as defined in the Company’s SEC filings) if and when the Company disposes of one hundred percent of its ownership interest in such business segment. The Executive may seek the written consent of the Company to waive the provisions of this Section 7.C. on a case by case basis.
     D. Geographical Area. The geographical area within which the non-competition covenant of Section 7.C shall apply is that territory within two hundred (200) miles of (i) any of the Company’s present offices, (ii) any of the Company’s present rig yards or rig operations, and (iii) any additional location where the Company, as of the date of any action taken in violation of the non-competition covenants of this Agreement, has an office, a rig yard, rig operation or definitive plans to locate an office, a rig operation or a rig yard or has recently conducted rig operations. Notwithstanding the foregoing, if the two hundred (200) mile radius extends into another country or its territorial waters and the Company is not then doing business in that other country, there will be no territorial limitations extending into such other country.
     E. Remedies for Violation. If the Executive violates the confidentiality and/or non-competition obligations and covenants herein, the Executive agrees there shall be no obligation on the part of the Company to provide any payments or benefits described in this Agreement (other than payments and benefits already earned or accrued). Without limiting the right of the Company to pursue all other legal and equitable rights available to them for violation of any of the obligations and covenants made by the Executive herein, it is expressly agreed that:

     1. the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Section 7 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;
     2. the consideration provided by the Employer under this Agreement is not illusory;
     3. the consideration given by the Company under the terms of the Employment Agreement, specifically the consideration in Section 5.01 of the Employment Agreement, the receipt of which the Executive hereby acknowledges, gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the unfair competition prohibited by Section 7.C hereof, and the Executive’s promise not to engage in the unfair competition prohibited by Section 7.C hereof is designed to enforce the Executive’s consideration (or return promises), including, without limitation, the Executive’s promise to not use or disclose confidential information or trade secrets; and
     4. the injury suffered by the Company by a violation of any obligation or covenant in this Section 7 of the Agreement will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Section 7 of the Agreement, accordingly (i) the Company shall be entitled to injunctive relief to prevent violations thereof and to prevent the Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent the Executive from divulging any confidential information and (ii) compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to the Executive.
     F. Return of Consideration. The Executive specifically recognizes and affirms that the non-competition obligations set out in Section 7.C hereof are material and important terms of this Agreement, and the Executive further agrees that should any material part of the non-competition obligations described in Section 7.C be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between the Executive and the Company and not reformed pursuant to Section 7.G, the Company shall be entitled to the immediate return and receipt from the Executive of all consideration described in Section 4 hereof and Section 5.01 of the Employment Agreement, including interest on all such amounts paid to the Executive at the maximum lawful rate.
     G. Reformation of Scope. If the provisions of the confidentiality and/or non-competition obligations and covenants should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law, and the determination of whether the Executive violated such obligation and covenant will be based solely on the limitation as reformed.

     H. Company. As used in this Section 7, the term “Company” includes the Company and any direct or indirect subsidiary of the Company.
     8. Assistance with Legal Proceedings. The Executive agrees that during the term of this Agreement and for a period of five (5) years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company is then or may become involved, and shall cooperate in a timely manner with the Company, including but not limited to cooperation with the Board of Directors, officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which the Executive may have relevant information; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services that exceed eight hours per month, and the Company shall reimburse the Executive for all reasonable and necessary expenses he incurs in fulfilling his obligations under this Section 8.
     9. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     10. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
     12. Venue. To the extent permitted by applicable State and Federal law, venue for all proceedings hereunder will be in Harris County, Texas.
     13. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Attention: General Counsel

To the Executive:
John R. Blocker, Jr.
2120 Potomac “C”
Houston, Texas 77057
The Company and the Executive each agree to timely notify the other party of any changes to their respective addresses. All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, upon acknowledgement or refusal of receipt by the Executive.
     14. Source of Payments: All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Executive or any other person.
     15. Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
     16. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
     17. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, by operation of law or otherwise.
     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
     19. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
     20. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Texas.
     21. Entire Agreement. This Agreement (i) constitutes the entire agreement of the parties with respect to the subject matter hereof, (ii) expressly supersedes the SERP, and (iii) expressly supersedes the Employment Agreement except for the non-compete provisions thereof, which shall remain in full force and effect as modified herein.

     22. Attorneys’ Fees. If the Executive shall obtain a final judgment in his favor with respect to any litigation brought by the Executive or the Company to enforce or interpret any provision of this Agreement, the Company, to the fullest extent permitted by applicable law, hereby agrees to reimburse the Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation or proceeding and hereby agrees to pay in full all such fees and disbursements up to a maximum of two hundred and fifty thousand dollars ($250,000) in connection with such litigation or proceeding.
     23. No Admission. This Agreement is not to be taken or understood as an admission of liability or of any wrong doing by any persons or entities.
     IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of May 31, 2006.

PRIDE INTERNATIONAL, INC.
By:	/s/ Louis A. Raspino
Louis A. Raspino
President and Chief Executive Officer

ATTEST:	JOHN R. BLOCKER, JR.

/s/ W. Gregory Looser W. Gregory Looser Secretary	/s/ John R. Blocker, Jr.

Attachment A
Dated: ______________
WAIVER AND RELEASE
     In exchange for the consideration offered under the Retirement Agreement between me and Pride International, Inc. (the “Company”), effective May 31, 2006 (the “Retirement Agreement”), I hereby waive all of my claims and release the Company, its affiliates and its subsidiaries and each of their directors and officers, executives and agents, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages, except as specifically reserved or excepted from this Waiver and Release.
     I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I further acknowledge that I was given 21 calendar days after the Retirement Date and after this Waiver and Release was furnished to me to consider whether to sign and return this Waiver and Release to the Company.
     In exchange for the consideration offered to me by the Retirement Agreement, which I acknowledge provides consideration to which I would not otherwise have an undisputed right to receive, I agree not to sue or file any action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to (1) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, (2) any rights of defense or indemnification which would be otherwise afforded to the Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (3) any rights of the Executive to accrued benefits under any Company 401(k) Retirement and Savings Plan, 401(k) Restoration Plan or Employee Stock Purchase Plan, (4) any rights under the Retirement Agreement, and (5) such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.
     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

     I acknowledge that this Waiver and Release and the Retirement Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede the Employment Agreement (as defined in the Retirement Agreement) and any other prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.
     I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Retirement Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Retirement Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.
     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.
     By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.
AGREED TO AND ACCEPTED this
____day of _________, ______.
JOHN R. BLOCKER, JR.